Exhibit 99.1

SeaWorld Entertainment, Inc. Announces Leadership Transition Plan

-- John T. Reilly Named Interim CEO of SeaWorld Entertainment Inc.; Yoshikazu Maruyama Becomes Interim Executive Chairman --

ORLANDO, Fla., Feb. 27, 2018 – SeaWorld Entertainment, Inc. (NYSE: SEAS), a leading theme park and entertainment company, today announced that it is initiating a leadership transition plan. With improving operating and financial performance trends along with substantial progress in enhancing the strategic positioning of the Company’s mission-driven brand, the Company’s Board of Directors and current President and Chief Executive Officer, Joel Manby, agreed that this is the right time to identify a new CEO as the Company enters its next phase of intensified focus on execution and growth.

Under the plan, current Chief Parks Operations Officer, John T. Reilly, has become interim CEO succeeding Mr. Manby, who has stepped down. Current Chairman of the Board Yoshikazu Maruyama – a 22-year veteran of the global theme park and entertainment industry – has become interim Executive Chairman until a permanent CEO is appointed by the Board, at which time Mr. Maruyama will resume his position as Chairman of the Board of Directors. These changes are effective immediately. Mr. Manby has agreed to assist the Company to ensure a smooth transition.

Donald C. Robinson, Lead Independent Director, said, “The Board agreed that this transition plan is the right approach to advance the Company’s progress and create value for all our important stakeholders. We know John will be an excellent leader in this new role and we thank Yoshi for taking on this additional interim responsibility to ensure a smooth transition. Finally, we want to express our deep appreciation to Joel for his leadership and contributions as CEO.”

“Over the past three years, Joel has worked tirelessly to strengthen SeaWorld’s position as a company that combines entertainment, education, and its important mission to protect marine life and the oceans.  Our improving fourth quarter and positive year-to-date trends give us confidence that the steps we have taken position us well for 2018,” Mr. Maruyama said.

“John Reilly is a highly experienced operator with decades of theme park experience and a demonstrated ability to improve performance and drive growth through disciplined execution. In addition to serving as Chief Parks Operations Officer, John has served as Park President of SeaWorld San Diego and Busch Gardens Williamsburg, among other roles and has been with the Company for over 32 years.  He knows SeaWorld well and understands our opportunities. With one of our most compelling lineups of new rides and attractions, new pricing plans, and comprehensive new sales, marketing and communications initiatives, we are confident we will maintain and accelerate our current momentum under John’s experienced direction. The Board and I believe my industry experience complements John’s, and so I will be available to him as a resource in this interim period,” Mr. Maruyama continued.

“I am so proud of this Company and all we have accomplished to position SeaWorld for continued success by providing fun and truly meaningful experiences that connect our guests to the natural world,” said Mr. Manby. “John is an ideal choice to lead the Company, and I feel confident that I leave SeaWorld in incredibly capable hands. I look forward to continuing to work with Yoshi, John, and the entire Board during the transition.”

The Board of Directors has engaged a leading executive search firm to assist in the search for Mr. Manby’s successor.

Additional Background on John Reilly

John T. Reilly was appointed as the Chief Parks Operations Officer of the Company in April 2016. His role has operational oversight over all of the Company’s theme parks. Prior to that, Mr. Reilly served as Park President of SeaWorld San Diego from 2010 until April 2016 and Park President of Busch Gardens Williamsburg from 2008 to 2010. Mr. Reilly has held other positions of increasing responsibility with the Company since 1985. Mr. Reilly serves on the board of trustees of the Hubbs-SeaWorld Research Institute and holds a Bachelor of Arts degree from The College of William & Mary.

About SeaWorld Entertainment, Inc.

SeaWorld Entertainment, Inc. (NYSE: SEAS) is a leading theme park and entertainment Company providing experiences that matter, and inspiring guests to protect animals and the wild wonders of our world. The Company is one of the world's foremost zoological organizations and a global leader in animal welfare, training, husbandry and veterinary care. The Company collectively cares for what it believes is one of the largest zoological collections in the world and has helped lead advances in the care of animals. The Company also rescues and rehabilitates marine and terrestrial animals that are ill, injured, orphaned or abandoned, with the goal of returning them to the wild. The SeaWorld® rescue team has helped more than 31,000 animals in need over the last 50 years.

SeaWorld Entertainment, Inc. owns or licenses a portfolio of recognized brands including SeaWorld, Busch Gardens®, Aquatica®, Sesame Place® and Sea Rescue®. Over its more than 50-year history, the Company has built a diversified portfolio of 12 destination and regional theme parks that are grouped in key markets across the United States, many of which showcase its one-of-a-kind zoological collection. The Company's theme parks feature a diverse array of rides, shows and other attractions with broad demographic appeal which deliver memorable experiences and a strong value proposition for its guests.

Copies of this and other news releases as well as additional information about SeaWorld Entertainment, Inc. can be obtained online at www.seaworldentertainment.com. Shareholders and prospective investors can also register to automatically receive the Company's press releases, SEC filings and other notices by e-mail by registering at that website.

Forward-Looking Statements

This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are subject to the “safe harbor” created by those sections. These forward-looking statements, which are identified by words such as “might,” “will,” “may,” “should,” “estimates,” “expects,” “continues,” “contemplates,” “anticipates,” “projects,” “plans,” “potential,” “predicts,” “intends,” “believes,” “forecasts,” “future,” “guidance,” “targeted,” “scheduled” are subject to a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements contained in this press release, including the risks, uncertainties and factors set forth in the section entitled “Risk Factors” in the Company’s most recent Annual Report on Form 10-K and in subsequent reports, including Current Reports on Form 8-K, that the Company files or furnishes with the Securities and Exchange Commission (“SEC”). The Company’s filings with the SEC are available from the SEC’s EDGAR database at www.sec.gov and via the Company’s website at www.seaworldentertainment.com. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this release and in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

CONTACTS:

Investor Relations:

Matthew Stroud

Vice President of Investor Relations

855-797-8625

Investors@SeaWorld.com

Media:

Travis Claytor

Director, Corporate Reputation & Communications

Travis.Claytor@SeaWorld.com